Exhibit 99.A

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan   (651) 293-2809

BAKER ELECTED CHAIRMAN OF THE BOARD

Schuman named Chairman Emeritus

ST. PAUL, Minn., May 12, 2006:   Consistent with its previously announced intention, the Board of Directors of Ecolab Inc. has elected Douglas M. Baker, Jr., currently President and Chief Executive Officer, to the additional post of Chairman of the Board. Baker succeeds Allan L. Schuman, who retired from the board. Schuman was named to the honorary post of Chairman Emeritus.

Commenting on the announcement, Baker said, “This is a great honor, and I thank the board for their confidence. I look forward to further serving Ecolab, our shareholders and all of our dedicated associates worldwide in this expanded role. I also wish to thank Al Schuman for his leadership and many contributions to the company during his outstanding 49-year career with Ecolab.

“This is a truly great time for Ecolab, and a great time to lead this terrific company. We have expanded and improved our global sales and service coverage, increased our legendary product and service differentiation, and built an even stronger growth platform. We are the clear global leader serving growing markets, yet still have major opportunities to further expand our market share. We have both top line and margin growth ahead of us, and will utilize our Circle the Customer strategy and our anchor technology innovation to deliver on our objective of sustainable 15% earnings per share growth. We are invigorated by the outstanding opportunities before us and focused in our aggressive pursuit of them.”

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With 2005 sales of $4.5 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL. Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

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